                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting    Material   Pursuant    to   Section    240.14a-11(c)   or
         Section 240.14a-12

                                      SILICON GRAPHICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[ L O G O ]

                                                              September 21, 1995

DEAR SILICON GRAPHICS STOCKHOLDER:

    You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on Wednesday, November 1, 1995 at 2:00 p.m. at the Company's headquarters, 2011 North Shoreline Boulevard, Mountain View, California 94043-1389.

    The Notice of Annual Meeting and Proxy Statement accompany this letter and provide an outline of the business to be conducted at the meeting. In addition to the matters to be voted on, there will be a report on the progress of the Company and an opportunity for stockholders to ask questions.

    We hope you will be able to join us. To ensure your representation at the meeting, we urge you to return the enclosed proxy promptly. Your vote is very important.

                                          Sincerely,

             [SIG]                                           [SIG]

      EDWARD R. MCCRACKEN                            THOMAS A. JERMOLUK
      CHAIRMAN AND CHIEF                             PRESIDENT AND CHIEF
      EXECUTIVE OFFICER                              OPERATING OFFICER

                             SILICON GRAPHICS, INC.

                                 -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 1, 1995

TO THE STOCKHOLDERS OF SILICON GRAPHICS, INC.:

    The Annual Meeting of Stockholders of SILICON GRAPHICS, INC. will take place on Wednesday, November 1, 1995, at 2:00 p.m., local time, at the Company's principal offices at 2011 North Shoreline Boulevard, Mountain View, California 94043-1389, for the following purposes:

        1. To elect three Class III directors of the Company to serve for a three-year term and to elect one Class II director to serve for an initial term of two years.

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1996.

        3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Proxy Statement accompanying this Notice describes these matters more fully.

    The close of business on September 5, 1995 is the record date for notice and voting.

    We invite all stockholders to attend the meeting in person. Even if you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope provided. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,

                                              [SIG]

                                          William M. Kelly
                                          SECRETARY

Mountain View, California
September 21, 1995

                             SILICON GRAPHICS, INC.
                                  ------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    Silicon Graphics, Inc. is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Wednesday, November 1, 1995, at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the principal offices of the Company, 2011 North Shoreline Boulevard, Mountain View, California 94043-1389. The Company's telephone number at that location is 415-960-1980.

    These proxy solicitation materials will be mailed on or about September 28, 1995 to all stockholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

    At the record date, there were issued and outstanding 161,129,805 shares of the Company's Common Stock, $0.001 par value, 17,500 shares of the Company's Series A Preferred Stock, $0.001 par value, and one share of the Company's Series E Preferred Stock, $0.001 par value. Each share of Common Stock is entitled to one vote; each share of Series A Preferred Stock is entitled to 80 votes; and the outstanding share of the Company's Series E Preferred Stock is entitled to 590,201 votes.

    As of September 5, 1995, the following persons were known by the Company to be the beneficial owners of more than 5% of any class of the Company's voting securities:

                                                                                                               PERCENT
                                                                              NUMBER OF SHARES                OF TOTAL
                                                               CLASS OF         BENEFICIALLY      PERCENT      VOTING
                                                              SECURITIES           OWNED         OF CLASS       POWER
                                                           -----------------  ----------------  -----------  -----------
FMR Corporation (1) .....................................    Common Stock         18,425,300         11.44        11.30
82 Devonshire Street
Boston, MA 02109
NKK U.S.A. Corporation ..................................      Series A               17,500         100.0        *
450 Park Avenue                                             Preferred Stock
New York, NY 10022
Montreal Trust Company ..................................      Series E                    1         100.0        *
of Canada, as Trustee (2)                                   Preferred Stock
151 Front Street West, Suite 605
Toronto, Ontario M5J 2N1

------------------
*    Less than 1%.

(1) As reported on a Schedule 13G/A dated February 13, 1995, these shares are beneficially owned by various entities and individuals associated with the Fidelity family of mutual funds, including 10,540,500 shares held by the Fidelity Magellan Fund.

(2) See "Voting and Solicitation" for a description of the Series E Preferred Stock.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at its principal offices a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    The Company's certificate of incorporation provides for cumulative voting for the election of directors. Stockholders may allocate among one or more candidates within a specified class the number of votes equal to the number of directors to be elected in that class multiplied by the number of shares or equivalent shares of Common Stock held. However, no stockholder may cumulate votes unless prior to the voting the candidate's name has been placed in nomination and a stockholder has given notice at the meeting of the intention to cumulate votes.

    On all other matters, each share of Common Stock has one vote, each share of Series A Preferred Stock has 80 votes, and the Series E Preferred Stock has 590,201 votes. Except as otherwise required by law, the Series A and the Series E Preferred Stock vote with the Common Stock as one class.

    Montreal Trust Company of Canada holds the Series E Preferred Stock as trustee under a voting trust for the benefit of holders of Exchangeable Shares issued in connection with the Company's acquisition of Alias Research Inc. in June 1995. Each holder of Exchangeable Shares (other than the Company and its affiliates) will receive a proxy on which it can give Montreal Trust voting instructions for a number of Series E Preferred Stock votes equal to the number of Exchangeable Shares owned by that holder. Montreal Trust will only cast votes for which it receives instructions.

    The Company will pay the cost of soliciting proxies. The Company will pay Georgeson & Company Inc., a proxy solicitation firm, a fee expected not to exceed $9,000 for its services in the solicitation of proxies from brokers, bank nominees and other institutional owners and will reimburse the firm for certain out-of-pocket expenses expected not to exceed an additional $7,000. The Company may also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. The Company's directors, officers and employees may also solicit proxies, without additional compensation.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The quorum required for the transaction of business at the Annual Meeting is a majority of the shares or equivalent shares of Common Stock outstanding on the record date. All shares voted, whether "For" or "Against" or abstentions, will count for purposes of establishing a quorum and, except as described below, for determining the number of votes cast with respect to a matter.

    In the absence of controlling precedent to the contrary, the Company intends not to consider broker non-votes in determining whether the requisite majority of votes cast has been obtained with respect to a particular matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting must be received by the Company no later than May 24, 1996, in order to be included in the proxy materials for that meeting.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

    The Company's Board of Directors currently consists of nine persons, divided into three classes serving staggered terms of office. Currently there are three directors in Class I, two in Class II and four in Class III. Following the Annual Meeting, at which three Class III directors and one Class II director are to be elected, the Board will be comprised of three directors in each class. Mark W. Perry, currently a Class III director, will not stand for re-election when his term expires on November 1, 1995. Each director elected at the 1995 Annual Meeting of Stockholders will serve until the term of that director's class expires, or until his or her successor has been duly elected and qualified. The term of the Class II director elected at this meeting will expire at the Annual Meeting of Stockholders in 1997 and the term of each Class III director will expire at the Annual Meeting of Stockholders in 1998.

    Unless otherwise instructed, the proxy holders will vote for the four nominees named below. The three Class III director nominees currently are directors of the Company; the Class II nominee, Robert A. Lutz, President and Chief Operating Officer of Chrysler Corporation, has consented to serve as a director if elected. In the unexpected event that any such nominee becomes unavailable or declines to serve, the proxy holders will vote the proxies in their discretion for any nominee designated by the Board to fill the vacancy. If additional persons are nominated, the proxy holders intend to cumulate their votes if necessary to elect as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

                                                                                                                       DIRECTOR
               NAME                 AGE                              PRINCIPAL OCCUPATION                               SINCE
----------------------------------  ----  ---------------------------------------------------------------------------  --------
Nominees for Class III Directors
----------------------------------
Allen F. Jacobson                    68   Former Chairman of the Board and Chief Executive Officer, Minnesota Mining      1992
                                           & Manufacturing Company (3M)
Thomas A. Jermoluk                   39   President and Chief Operating Officer, Silicon Graphics, Inc.                   1993
James G. Treybig                     54   President and Chief Executive Officer, Tandem Computers Incorporated            1992

Nominee for Class II Director
----------------------------------
Robert A. Lutz                       63   President and Chief Operating Officer, Chrysler Corporation                    --

Continuing Class I Directors
----------------------------------
C. Richard Kramlich                  60   Managing General Partner, New Enterprise Associates (a venture capital          1984
                                           firm)
Edward R. McCracken                  51   Chairman and Chief Executive Officer, Silicon Graphics, Inc.                    1984
Lucille Shapiro, Ph.D.               55   Professor and Chairman of the Department of Developmental Biology, Stanford     1993
                                           University School of Medicine

Continuing Class II Directors
----------------------------------
Robert R. Bishop                     52   Chairman, Silicon Graphics World Trade Corporation                              1993
James A. McDivitt                    66   Former Senior Vice President, Government Operations and International,          1987
                                           Rockwell International Corporation

    Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among directors or executive officers of the Company.

    Mr. Jacobson was the Chairman of the Board and Chief Executive Officer of 3M Company until he retired on October 31, 1991. Mr. Jacobson remains a director of 3M Company and is also a director of Abbott Laboratories, Deluxe Corporation, Mobil Corporation, Northern States Power Company, Potlatch Corporation, Prudential Insurance Company of America, Sara Lee Corporation, U S WEST, Inc. and Valmont Industries, Inc.

    Mr. Jermoluk became an Executive Vice President of the Company in 1991, was named Chief Operating Officer in 1992, and President in 1994. Mr. Jermoluk, who joined the Company in 1986, was the Company's Vice President and General Manager, Advanced Systems Division, from 1988 to 1991.

    Mr. Lutz was elected President of Chrysler Corporation in February 1991, having previously served as President of its Chrysler Motors subsidiary. He has also served as Chief Operating Officer and a member of the Office of the
Chairman since January 1993. Mr. Lutz has been a member of Chrysler Corporation's Board of Directors since 1986.

    Mr. Kramlich is also a director of Ascend Communications, Chalone Inc., Macromedia, Neopath, Inc., Sierra Monitor Corporation, SyQuest Technology, Inc. and Telebit Corporation.

    Mr. McCracken is also a director of National Semiconductor Corporation and serves as Co-Chair of the National Information Infrastructure Advisory Council and Co-Chairman of Joint Venture: Silicon Valley Network.

    Mr. Perry has been the Chairman of ViewStar Corporation, a software company, since August 1995, and served as its President and Chief Executive Officer from June 1994 to August 1995. Mr. Perry served as the Vice Chairman of the Company from April 1992 to November 1993 and has served as a consultant to the Company since November 1993. Prior to April 1992, Mr. Perry held several positions with the Company, most recently as Executive Vice President, a position he had held since March 1988. Mr. Perry is also a director of Exabyte Corporation.

    Mr. Bishop became the Chairman of the Board of Silicon Graphics World Trade Corporation in July 1995. Prior to July 1995, Mr. Bishop served as President of Silicon Graphics World Trade Corporation, a position he had held since July 1986.

    Mr.  McDivitt  was   Senior  Vice  President,   Government  Operations   and
International, of Rockwell International Corporation until his retirement in April 1995.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held four meetings during fiscal 1995. The Board has an Audit Committee and a Compensation and Human Resources Committee, which also performs the functions of a nominating committee.

    The Audit Committee consists of three non-employee directors, Mr. Jacobson (chair), Mr. Kramlich and Dr. Shapiro, and held ten meetings during fiscal 1995. It recommends engagement of, and approves the services performed by, the Company's independent auditors. The Committee also is responsible for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    The Compensation and Human Resources Committee consists of two non-employee directors, Mr. McDivitt (chair) and Mr. Kramlich, and held six meetings during fiscal 1995. During fiscal 1995, the Committee's responsibilities included recommending, subject to the Board's approval, executive compensation, including stock option grants; administering the Company's stock incentive plans; approving employee stock option grants; identifying and evaluating candidates to fill vacancies on the Board and making recommendations regarding the size and composition of the Board. Candidates for director suggested by stockholders will be considered by the Committee. Such suggestions should include the candidate's name and qualifications and may be submitted in writing to the Corporate Secretary, Silicon Graphics, Inc., 2011 North Shoreline Boulevard, Mountain View, CA 94043-1389.

    No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board on which he or she served, except that Mr. Treybig attended two of the four meetings of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between the Company's Board of Directors or Compensation and Human Resources Committee (consisting of Mr. McDivitt and Mr. Kramlich) and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION

    Employee directors are not compensated for their service on the Board of Directors.

    Each non-employee director receives a fee of $5,000 per quarter and $1,000 for each Board and committee meeting attended. The chair of each committee receives an additional $1,000 for each committee meeting attended.

    Under the Directors' Stock Option Plan, each non-employee director is automatically granted an option to purchase 30,000 shares of Common Stock on the date on which he or she first becomes a director. In addition, on the date of the annual stockholders meeting in each year, each non-employee director receives an option to purchase an additional 10,000 shares of Common Stock. On November 1, 1994, Mr. Jacobson, Mr. Kramlich,

Mr. McDivitt, Dr. Shapiro and Mr. Treybig each were automatically granted options to purchase 10,000 shares at an exercise price of $30.375 per share. By agreement with the Company, Mr. Perry has waived the grant of stock options under the plan.

    All options under the directors' plan are granted at the fair market value of the Common Stock on the date of grant. Options become exercisable in installments on the first three anniversary dates following the date of grant, so long as the optionee remains a director.

                       PROPOSAL NO. 2 -- RATIFICATION OF
                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1996. In the event of a majority vote against approval, the Board will reconsider its selection, and in any event is entitled to change auditors at a later date. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1996.

                               OTHER INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of September 5, 1995 by each director or nominee for director, by each of the executive officers named in the table under "Executive Officer Compensation" below, and by all directors, nominees and executive officers as a group:

                                                                                   NUMBER OF                  PERCENT OF
                                                                                     SHARES      PERCENT OF     TOTAL
                                                                                  BENEFICIALLY     COMMON       VOTING
                                      NAME                                          OWNED(1)       STOCK        POWER
--------------------------------------------------------------------------------  ------------   ----------   ----------
Robert R. Bishop................................................................   3,771,074          2%           2%
Allen F. Jacobson...............................................................      52,100       *            *
Thomas A. Jermoluk..............................................................     441,680       *            *
C. Richard Kramlich.............................................................      94,132       *            *
Robert A. Lutz..................................................................      --           *            *
Edward R. McCracken.............................................................   2,293,382          1%           1%
James A. McDivitt...............................................................     168,104       *            *
Mark W. Perry (2)...............................................................      69,927       *            *
Lucille Shapiro, Ph.D...........................................................      20,000       *            *
James G. Treybig................................................................      50,100       *            *
Gary L. Lauer...................................................................     188,722       *            *
Teruyasu Sekimoto...............................................................     108,722       *            *
All executive officers and directors as a group (23 persons)....................   9,808,247          6%           6%

------------------
 *   Less than 1%.
(1) Unless otherwise indicated, the persons named have sole voting and investment power over the shares shown as being beneficially owned by them, subject to community property laws, where applicable. The table includes the following shares issuable on exercise of options or other convertible securities that were exercisable on September 5, 1995, or within 60 days thereafter: Mr. Bishop, 30 shares; Mr. Jacobson, 50,100 shares; Mr. Jermoluk, 431,930 shares; Mr. Kramlich, 40,100 shares; Mr. McCracken, 1,920,646 shares; Mr. McDivitt, 40,100 shares; Mr. Perry, 32,212 shares; Dr. Shapiro, 20,000 shares; Mr. Treybig, 50,100 shares; Mr. Lauer, 185,630 shares; Mr. Sekimoto, 106,230 shares; and all directors and executive officers as a group, 5,306,272 shares.
(2) Includes an aggregate of 15,070 shares held in the name of Mr. Perry's wife as to which he may be deemed to have shared voting and investment power.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and equity compensation for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined at the end of the fiscal year) for the three fiscal years ended June 30, 1995.

                                                                        LONG TERM
                                                         ANNUAL        COMPENSATION
                                                    COMPENSATION(1)       AWARDS
                                          FISCAL   ------------------  ------------
      NAME AND PRINCIPAL POSITION          YEAR     SALARY    BONUS      OPTIONS
----------------------------------------  ------   --------  --------  ------------
Edward R. McCracken,....................    1995   $754,884  $690,787    200,100
  Chairman and Chief                        1994    699,500   556,875    200,000
  Executive Officer                         1993    636,043   310,000    200,000
Thomas A. Jermoluk,.....................    1995   $648,784  $602,213    300,100
  President and Chief                       1994    504,082   407,087    160,000
  Operating Officer                         1993    413,422   210,250    200,000
Robert R. Bishop,.......................    1995   $374,368  $481,404        100
  Chairman, Silicon Graphics                1994    320,884   295,429     --
  World Trade Corporation(2)                1993    319,210   215,954     --
Gary L. Lauer,..........................    1995   $299,575  $377,232    100,100
  Executive Vice President,                 1994    243,178   295,119    100,000
  Worldwide Field Operations                1993    209,262   163,700    100,000
Teruyasu Sekimoto,......................    1995   $478,637  $300,136     50,100
  Senior Vice President,                    1994    380,426    76,896     40,000
  East Asia(2)                              1993    314,917    43,119     60,000

------------------
(1)  The Company has no pension, retirement, annuity or similar benefit plan.
(2) The cash compensation for Mr. Bishop is determined in Swiss Francs and for Mr. Sekimoto in Japanese Yen. The dollar amounts shown are based on the exchange rates at the times of payment.

OPTION GRANTS IN FISCAL 1995

    The following table provides details regarding all stock options granted to the named executive officers in fiscal 1995.

                                   INDIVIDUAL GRANTS(1)                                        POTENTIAL REALIZABLE
------------------------------------------------------------------------------------------            VALUE
                                                       % OF TOTAL                            AT ASSUMED ANNUAL RATES
                                          NUMBER OF     OPTIONS                                   OF STOCK PRICE
                                          SECURITIES   GRANTED TO                                  APPRECIATION
                                          UNDERLYING   EMPLOYEES    EXERCISE                    FOR OPTION TERM(2)
                                           OPTIONS     IN FISCAL      PRICE     EXPIRATION   ------------------------
                  NAME                     GRANTED        YEAR      ($/SHARE)      DATE          5%           10%
----------------------------------------  ----------   ----------   ---------   ----------   -----------  -----------
Edward R. McCracken.....................     200,000      3.1%       $ 30.375     11/01/04   $ 3,820,535  $ 9,681,985
                                                 100        *           24.00     08/02/04         1,509        3,825
Thomas A. Jermoluk......................     300,000      4.6%        15.1875     11/01/04    10,287,052   19,079,228
                                                 100        *           24.00     08/02/04         1,509        3,825
Robert R. Bishop........................         100        *           24.00     08/02/04         1,509        3,825
Gary L. Lauer...........................     100,000      1.5%          32.75     01/18/05     2,059,630    5,219,507
                                                 100        *           24.00     08/02/04         1,509        3,825
Teruyasu Sekimoto.......................      50,000        *           32.75     01/18/05     1,029,815    2,609,753
                                                 100        *           24.00     08/02/04         1,509        3,825

------------------
 *   Less than 1%.

(1) The options in this table, other than those granted to Mr. Jermoluk in November 1994, were granted under the 1993 Long-Term Incentive Stock Plan and have exercise prices equal to the fair market value on the date of grant. The options granted to Mr. Jermoluk in November 1994 were granted under the 1985 Plan and have an exercise price of 50% of the fair market value on the date of grant. See the Report of the Compensation and Human Resources Committee. The options become exercisable at a rate of 2% per month over a period of fifty months and expire ten years from the date of grant. The 100 share options granted in August 1994 were granted to all employees of the Company in recognition of its financial performance in fiscal 1994.

(2) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company does not believe that this method accurately illustrates the potential value of a stock option.

OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR-END OPTION VALUES

                                                                                                    VALUE OF UNEXERCISED
                                           SHARES                     NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                          ACQUIRED                  OPTIONS AT JUNE 30, 1995          JUNE 30, 1995(2)
                                             ON         VALUE      ---------------------------   --------------------------
                  NAME                    EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----------------------------------------  --------   -----------   -----------   -------------   -----------  -------------
Edward R. McCracken.....................     --          --          1,836,636         460,080   $60,452,821   $  8,418,769
Thomas A. Jermoluk......................   100,000   $ 1,872,163       349,120         504,480     9,503,783     12,200,069
Robert R. Bishop........................     --          --                 20              80           318          1,270
Gary L. Lauer...........................    32,800       794,550       155,220         212,880     3,713,803      3,355,657
Teruyasu Sekimoto.......................    26,000       653,624        92,500         113,200     2,317,516      1,929,895

------------------
(1) Reflects the difference between the closing market price on the date of exercise and the option exercise price and may not represent amounts actually realized by the named individuals.

(2) The amounts in this column reflect the difference between the closing market price of the Common Stock on June 30, 1995, which was $39.875, and the option exercise price. The actual value of unexercised options fluctuates with the market price of the Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and the New York Stock Exchange, and to give the Company copies of these filings. Based on the written representations of its directors and officers and a review of the copies of such forms furnished to the Company during the fiscal year ended June 30, 1995, the Company believes that its officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

                              CERTAIN TRANSACTIONS

    NKK U.S.A. Corporation, a wholly-owned subsidiary of NKK Corporation, holds all of the Company's outstanding Series A Preferred Stock, which it purchased in 1990. The Series A Preferred Stock carries a 3% cumulative annual dividend and is convertible into Common Stock. During fiscal 1995 NKK converted half of its shares into Common Stock and sold such shares in the open market; it continues to hold the balance of its Series A Preferred Shares, with an aggregate liquidation preference of $17,500,000. NKK is a distributor and value-added reseller of the Company's products in Japan. During the fiscal year ended June 30, 1995, NKK purchased approximately $26,244,000 in products from the Company. The Company believes that the terms of its transactions with NKK are no more favorable to either party than would be available from an unaffiliated party.

    James G. Treybig, a current director of the Company, is the President and Chief Executive Officer of Tandem Computers Incorporated, an OEM distributor of the Company's products. During the year ended June 30, 1995, the Company recognized revenue of approximately $55,156,000 from Tandem, primarily from system sales and related software and technology licenses. The Company believes that the terms of its transactions with Tandem are no more favorable to either party than would be available from an unaffiliated party.

    Robert A. Lutz, a nominee for election as a director of the Company, is the President and Chief Operating Officer of Chrysler Corporation, which buys the Company's products in the ordinary course of its business.

    The Company has entered into employment continuation agreements with its executive officers with the goal of encouraging the continued employment of key executives in the event of a potential change in control of the Company. Under the agreements, each executive officer (i) is entitled to a termination payment equal to two years of his or her compensation if employment with the Company is terminated within twenty-four months after such a change in control and (ii) is granted full vesting of options effective after such a change in control.

    In February 1995 the Company entered into an employment agreement with Thomas A. Jermoluk, its President and Chief Operating Officer. The Report of the Compensation and Human Resources Committee contains a description of that agreement.

    In  February  1995,  Javaid  Aziz  joined the  Company  as  its  Senior Vice
President, Europe. In the event that the Company terminates Mr. Aziz's employment before February 1998, he will receive a severance payment equal to two years base salary. After February 1998, this severance payment will equal one year's base salary.

    In July 1995, the Company entered into an agreement with Robert K. Burgess, the President of the Company's Alias--Wavefront subsidiary. In the event that the Company terminates Mr. Burgess' employment before June 30, 1996, other than for "cause" as defined in the employment continuation agreements described above, he will receive a severance payment equal to two years' target compensation. After June 30, 1996, this severance payment will equal one year's target compensation. In connection with the Company's merger with Alias Research Inc. in June 1995, the Company also assumed a demand debenture convertible into shares of the Company's Common Stock at a conversion price of approximately $8.06. Alias originally issued the debenture to Mr. Burgess in February 1993 and made him a loan in the principal amount of $400,000 to purchase the debenture. The loan and the debenture both bear interest at a rate of 8% per annum, calculated semi-annually and payable in arrears. The loan is payable on demand and is secured by the debenture. Both the loan and the debenture were outstanding at August 31, 1995.

    In May 1995, Tom Whiteside, President of the Company's subsidiary, MIPS Technologies, Inc., resigned his position and at that time repaid in full a relocation loan from the Company in the amount of $166,667. The largest principal amount outstanding to Mr. Whiteside during fiscal 1995 was $212,500.

    In May 1995, the Company made a residential loan to Gary L. Lauer, its Executive Vice President. The loan bears interest at the rate of 7.12% annually and is secured by a second mortgage and Mr. Lauer's options to purchase Common Stock. The loan is due in full on the earliest of the fifth anniversary, the date Mr. Lauer leaves the Company's employ or the date on which the residence securing the loan is sold. Payments of principal are to be made in connection with the sale of shares of the Company's Common Stock. The largest principal amount outstanding to Mr. Lauer during fiscal 1995 was $1,000,000, of which $500,000 was outstanding as of August 31, 1995.

    In November 1993, Mark W. Perry, a director of the Company, resigned his position as an officer and employee of the Company. The Company has retained Mr. Perry as a consultant through October 31, 1995, during which term Mr. Perry's medical and life insurance benefits continue in effect and his stock options continue to vest and to be exercisable in accordance with their terms.

                           REPORT OF THE COMPENSATION
                         AND HUMAN RESOURCES COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Compensation and Human Resources Committee of the Board of Directors recommends, subject to the Board's approval, executive compensation and stock option grants to the Chief Executive Officer. The Committee administers the Company's stock incentive plans and approves stock option grants for all other employees. The Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the SEC.

COMPENSATION PHILOSOPHY

    The Company operates in the highly competitive and rapidly changing high technology industry. The goals of the Company's compensation program are to align compensation with the Company's overall business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to its long-term success. The Committee also seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment.

COMPENSATION COMPONENTS

    Compensation for the Company's executive officers generally consists of salary, annual incentive and stock option awards. The Committee assesses the past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

    SALARY. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

    ANNUAL INCENTIVE. The Committee annually reviews and approves an executive incentive plan. A target, expressed as a percentage of salary, is established for each officer, based on the scope of his or her responsibility. For fiscal 1995, the targets for executive officers ranged from 35% to 55% of salary. The actual payment amount is computed as a percentage of that target, based on the Company's performance in achieving specified objectives. The fiscal 1995 plan contained a matrix based upon revenue growth and operating margin, reflecting a range of 33% to 200% of target. Because of the Company's strong financial performance in fiscal 1995, incentive payments were at 175% of target.

    An additional bonus of up to 10% of salary also may be awarded in the discretion of the Chief Executive Officer to recognize the contributions and efforts of individual executive officers. No such additional bonuses were awarded to executive officers in fiscal 1995.

    STOCK OPTIONS. Stock option awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 50 months) to retain executives and encourage sustained contributions. The exercise price of most options is the market price on the date of grant.

    The Company is subject to Section 162(m) of the U.S. Internal Revenue Code, adopted in 1993, which limits the deductibility of certain compensation payments to its executive officers. The Company does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee's current view is that any non-deductible amounts will be immaterial to the Company's financial or tax position, and that the Company derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee considers the net cost to the Company in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs. The Company believes that any compensation expense incurred in connection with the exercise of stock options granted under its 1993 Long-Term Incentive Stock Plan will continue to be deductible as performance-based compensation.

COMPENSATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

    Mr. McCracken's and Mr. Jermoluk's salaries, annual incentive and stock option grants for fiscal 1995 reflect the Committee's evaluation of their overall leadership of the Company and their contribution to stockholder value. The Committee considered, among other factors, the accelerating year-to-year growth rates of both revenues and profitability at levels above industry averages for fiscal 1995, the Company's increasing market share in key segments, the creation of several new ventures to exploit important developing markets, and the strategic management of the Company's research and development program as a foundation for product innovation.

    In January 1995, the Committee reviewed Mr. McCracken's and Mr. Jermoluk's salaries, considering the Company's interim financial results as compared to industry averages, their individual performances and their salary levels relative to those for comparable positions, primarily in the high technology industry. Based on this review, the Committee increased Mr. McCracken's annualized salary from $700,000 to $735,000, and Mr. Jermoluk's from $550,000 to $675,000, effective January 1, 1995.

    In November 1994, Mr. McCracken was granted an option under the 1993 Long-Term Incentive Stock Plan to purchase 200,000 shares of the Company's Common Stock at the market price on that date. The Board also granted to Mr. Jermoluk a non-qualified stock option under the Company's 1985 Incentive Stock Program to purchase 300,000 shares of the Company's Common Stock at $15.1875 per share, or 50% of the fair market value of the Common Stock on the date of grant. The discount element of this stock option is being recorded as an expense over the 50-month vesting schedule. In fiscal 1995 this expense was $729,000. The Committee based these grants on an evaluation of Mr. McCracken's and Mr.
Jermoluk's overall leadership of the Company, the number of unvested options held by them, and competitive data for comparable positions within the high technology industry.

EMPLOYMENT CONTRACT

    In February 1995, the Company entered into an employment contract with Mr. Jermoluk. Mr. Jermoluk joined the Company in 1986, and since then has assumed steadily increasing responsibilities. He became the Company's Chief Operating Officer in 1992 and President in January 1994. The contract was unanimously recommended by the Committee and unanimously approved by the Board of Directors, with management members abstaining. The Committee and Board believe that the contract provides strong retention incentives as well as strong incentives for Mr. Jermoluk to continue to play an important role in the Company's long-term success.

    Under the agreement, Mr. Jermoluk agreed to continue to serve the Company through at least June 30, 1999, with his compensation determined annually by the Board or the Committee, provided that for the period from July 1, 1994 to June 30, 1999 such compensation will average not less than $1 million per year (the "Target Compensation"). If the aggregate value of other consideration received by Mr. Jermoluk during this period is less than $10 million, he will be paid the difference provided that he is still employed by the Company at that time. Such other consideration will include any salary, bonus or other payments in excess of the Target Compensation, and the value of stock options and restricted stock that vest during the period. Based on the current market price of the Common Stock the value of this other consideration is greater than $10 million, so the Company is not recording compensation expense in respect of this provision. Such an expense might be required in the event of a substantial reduction in the market price of the Common Stock.

    In approving these arrangements the Board took into consideration the financial impacts described above. The Board also recognized that any payments made pursuant to this provision, as well as any compensation expense associated with stock options granted at less than fair market value, would not be deductible to the Company for federal income tax purposes to the extent that Mr. Jermoluk's compensation for any fiscal year exceeded $1 million. The Board considered, however, that these factors were outweighed by the value to the Company of a contractual commitment for Mr. Jermoluk's future services. In addition, the Board anticipates, although of course it cannot assure, that the long-term value of Mr. Jermoluk's equity incentives will obviate the need to make a supplemental payment at the end of the period.

                                          COMPENSATION AND
                                          HUMAN RESOURCES COMMITTEE
                                          James A. McDivitt, CHAIRMAN
                                          C. Richard Kramlich

                     COMPANY STOCK PRICE PERFORMANCE GRAPH

    In accordance with SEC rules, the Company is required to present a table showing a line-graph presentation comparing cumulative, five-year returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index for the broad equity index and the Hambrecht & Quist ("H&Q") Technology Index as an industry standard for the five fiscal year period commencing June 30, 1990 and ending June 30, 1995. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            SILICON GRAPHICS,
                   INC.           H&Q TECHNOLOGY    S&P 500 STOCK INDEX
Jun-90                      100                100                   100
Sep-90                    70.00              72.34                 85.48
Dec-90                    72.00              81.59                 92.24
Mar-91                   106.33             105.88                104.80
Jun-91                    75.67             100.60                108.67
Sep-91                   113.67             104.85                108.33
Dec-91                   120.67             120.62                116.50
Mar-92                   110.00             124.63                112.76
Jun-92                    89.33             114.31                114.00
Sep-92                   100.00             119.18                116.70
Dec-92                   152.67             138.75                121.70
Mar-93                   152.00             136.72                126.16
Jun-93                   199.33             139.66                125.84
Sep-93                   229.33             142.15                128.19
Dec-93                   264.00             151.41                130.29
Mar-94                   257.33             152.78                124.51
Jun-94                   236.00             141.70                124.09
Sep-94                   274.67             161.66                129.24
Dec-94                   332.33             175.74                128.28
Mar-95                   377.33             195.60                139.86
Jun-95                   425.33             237.29                152.16

------------------
* Assumes $100 invested on June 30, 1990 in the Company's Common Stock, the S&P 500 Stock Index and the H&Q Technology Index, with reinvestment of dividends.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or Management may recommend.

Dated: September 21, 1995                   BY ORDER OF THE BOARD OF DIRECTORS
                                            [SIG]
                                            William M. Kelly
                                            SECRETARY

                                     [FRONT]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             SILICON GRAPHICS, INC.

                       1995 ANNUAL MEETING OF STOCKHOLDERS




     The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 21, 1995, and hereby appoints Edward R. McCracken and William M. Kelly, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1995 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on November 1, 1995, at 2:00 p.m. local time, at the Company's principal offices, 2011 North Shoreline Boulevard, Mountain View, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                     [BACK]

[X]  Please mark votes as in this example.

1.   ELECTION OF DIRECTORS

     Nominees for Class III directors: Allen F. Jacobson, Thomas A. Jermoluk, James G. Treybig. Nominee for Class II director: Robert A. Lutz.

                  FOR                   WITHHELD

                 [__]                     [__]

     [__]
          ---------------------------------------------
          For all nominees except as noted above


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

          FOR                  AGAINST               WITHHELD

          [__]                   [__]                  [__]

     In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.


        Signature:                               Date:
                    --------------------------          ---------------

        Signature                                Date:
                    --------------------------          ---------------

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

[__] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

                          INSTRUCTION TO TRUSTEE
                  SILICON GRAPHICS, INC. ANNUAL MEETING

TO: Montreal Trust Company of Canada, as Trustee

   The undersigned holder of Exchangeable Non-Voting Shares of Silicon Graphics Canada Limited hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated September 21, 1995 of Silicon Graphics, Inc. ("SGI"). I hereby direct you, as Trustee under the Voting Trust and Exchange Agreement relating to the Exchangeable Shares, to cast as I have indicated on the reverse side the number of Series E
Preferred Stock votes (the "Directed Votes") that I am entitled as a holder of Exchangeable Shares to direct you to vote at the SGI 1995 Annual Meeting of Stockholders to be held on November 1, 1995 at 2:00 p.m. local time at the principal offices of SGI, 2011 North Shoreline Boulevard, Mountain View, California, and at any adjournment(s) thereof. You may cast my Directed Votes in person or by proxy unless I have requested on the reverse side that you deliver a proxy for such votes to me or my specified representative. Unless I have so requested a proxy for my Directed Votes, you may vote according to your discretion (or that of your proxy holder) on any other matter that may properly come before the meeting.

     The Directed Votes will be cast as indicated on the reverse side, or if no contrary direction is indicated, will be voted FOR the election of directors and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/X/ Please mark votes as in this example.

 1. ELECTION OF DIRECTORS. Nominees for Class III Directors: Allen F. Jacobson, Thomas A. Jermoluk and James G. Treybig. Nominee for Class II director: Robert A. Lutz

    / / FOR   / / WITHHELD   / /-------------------------
                                For all nominees except as noted above.

 2. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company.

    / / FOR   / / WITHHELD   / / ABSTAIN

/ / Check this box only to request a proxy for your Directed Votes. A proxy is necessary only if you wish to appear at the meeting in person to cast your Directed Votes or if you want to authorize a specific person other than the Trustee (or its proxy) to cast your Directed Votes. You must provide the name, mailing address and phone number of the person to be authorized to cast your Directed Votes, even if you are requesting the proxy for your own use:
                                 .
---------------------------------

(This Instruction to Trustee should be marked, dated and signed by the stockholder or his attorney authorized in writing, or, if the stockholder is a corporation, by any officer or attorney thereof duly authorized, and the corporate seal affixed.)

Signature:----------------------------- Date:-----------------------



Signature:----------------------------- Date:-----------------------

                                    NOTICE

TO:
ALL HOLDERS OF NON-VOTING EXCHANGEABLE SHARES IN THE
CAPITAL OF SILICON GRAPHICS CANADA LIMITED RESIDENT IN
CANADA

==============================================================================

Enclosed with this Notice, as required by an order dated June 13, 1995 of the Ontario Securities Commission and an order dated May 30, 1995 of the Manitoba Securities Commission (collectively the "Orders"), are proxy materials relating to Silicon Graphics, Inc. ("SGI"), the parent company of Silicon Graphics Canada Limited (the "Corporation"), and SGI's upcoming annual meeting of stockholders to be held on November 1, 1995 (the
"Meeting") in partial satisfaction of SGI's obligation pursuant to the Orders to provide holders of the Corporation's non-voting exchangeable shares (the "Exchangeable Shares") with a copy of all disclosure material furnished to holder of SGI's common shares resident in the United States. Materials relating to SGI are being sent to you because, as a holder of Exchangeable Shares, you have in essence a participatory interest in SGI rather than the Corporation, as described more fully below, and as a result, certain disclosure required to be provided in respect of the Corporation under applicable Canadian securities legislation would not be meaningful or relevant to you.

ECONOMIC EQUIVALENCY OF EXCHANGEABLE SHARES AND SGI COMMON SHARES

The Exchangeable Shares have been structured so as to provide holders with dividend rights that are, as nearly as possible, the equivalent of those attaching to SGI's common shares. As a holder of Exchangeable Shares, you are entitled to a dividend from the Corporation payable at the same time as, and in the Canadian dollar equivalent of, each dividend paid by SGI on an SGI common share. Further, dividends on the SGI common shares may not be declared or paid unless the Corporation has sufficient resources available to pay simultaneous and equivalent dividends on the Exchangeable Shares and the Corporation simultaneously declares or pays, as the case may be, such equivalent dividends. In addition, without the prior approval of holders of Exchangeable Shares as evidenced by not less than two-thirds of the votes cast at a meeting of such holders at which the holders of at least 50 per cent of the outstanding Exchangeable Shares at that time are present or represented by proxy, actions such as distributions of stock dividends, options, rights and warrants for the purchase of securities or other assets (other than cash dividends in the ordinary course), reclassifications, reorganizations and other changes cannot be taken with respect to the SGI common shares generally without the same or an economically equivalent action being taken with respect to the Exchangeable Shares.

RIGHT TO DIRECT VOTING AT MEETINGS OF SGI STOCKHOLDERS

As a holder of Exchangeable Shares, you are entitled, with respect to all meetings of SGI stockholders at which holders of common shares of SGI are entitled to vote, to direct Montreal Trust Company of Canada ("Montreal Trust") to cast one vote for each Exchangeable Share that you own of record on the record date established for such meetings. However, failure to provide Montreal Trust with voting instructions will result in no votes being cast on your behalf.

Please note that in order for your voting instructions relating to matters that will be considered at the Meeting to be binding on Montreal Trust, the enclosed Instruction to Trustee must be completed, signed and received by Montreal Trust by no later than 5:00 p.m. (Toronto time) on October 30, 1995. The Instruction to Trustee should be forwarded to the following address:

     Montreal Trust Company of Canada
     Corporate Trust Services
     151 Front Street West, Suite 605
     Toronto, Ontario
     M5J 2N1
     Attn: Shelly Bloomberg

A holder of Exchangeable Shares who has delivered a duly completed and signed Instruction to Trustee to Montreal Trust may revoke or amend that Instruction by delivering to Montreal Trust an instrument in writing executed by the holder or by his attorney authorized in writing or, if the holder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. However, in order for the written revocation or amendment to be effective, it must be received by Montreal Trust at the address set out above at or prior to 5:00 p.m. (Toronto time) on October 30, 1995.